PROSPECTUS SUPPLEMENT
                                 (To Prospectus dated February 27, 2003)

Partial Principal Protected Notes

UBS AG $21,000,000 NOTES LINKED TO A COMMODITY INDEX BASKET DUE MARCH 31, 2010

Issuer:                 UBS AG

Maturity Date:          March 31, 2010 (Investment Term of 4 years and 3 months)

No Interest Payments:   We will not pay you interest during the term of the
                        Notes.

Index Basket:           The index basket (the "Basket") will be composed of two
                        indices (the "Basket Indices"). The Basket Indices and their weightings in the Basket are as follows:

                        BASKET INDEX                                     WEIGHT
                        --------------------------------------------------------
                        Dow Jones-AIG Commodity Index(SM)
                        (the "DJAIG Index") ............................  50%
                        Dow Jones-AIG ExEnergy Sub-Index(SM)
                        (the "DJAIGXE Index") ..........................  50%

Payment at Maturity:    At maturity, you will receive a cash payment per $10
                        principal amount of the Notes based on the Basket
                        Return.

                        o If the Basket Return is positive, you will receive your principal plus an additional payment equal to 100% of the Basket Return.

                        o If the Basket Return is between 0% and -20%, you will receive $10.

                        o If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

                        See "Specific Terms of the Notes--Payment at Maturity" beginning on page S-33.

Basket Return:          Basket Ending Level - Basket Starting Level
                        -------------------------------------------
                                   Basket Starting Level

Basket Starting Level:  100

Basket Ending Level:    The Basket Ending Level will be calculated as follows:
                        100 X (1 + (50% of the DJAIG Index Return + 50% of the
                        DJAIGXE Index Return)).

                        THE RETURN ON EITHER BASKET INDEX MAY BE NEGATIVE, AND AS A RESULT, YOU MAY LOSE SOME OF YOUR INVESTMENT.

No Listing:             The Notes will not be listed or displayed on any
                        securities exchange, the Nasdaq National Market System or any electronic communications network.

Booking Branch:         UBS AG, Jersey Branch

CUSIP Number:           G9183D260

SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note ..............      100%             3.50%            96.5%
Total .................   $21,000,000       $735,000        $20,265,000

UBS INVESTMENT BANK        UBS FINANCIAL SERVICES INC.                [UBS LOGO]

Prospectus Supplement dated December 21, 2005

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Partial Principal Protected Notes (the "Notes") are medium-term notes issued by UBS, offering principal protection for a decline of up to 20% in the Index Basket (the "Basket") and 100% participation in any appreciation of the Basket. The return on the Notes is linked to the performance of the Basket, which in turn is based on the performance of two indices (each a "Basket Index" and together, the "Basket Indices").

The Basket Indices and their relative weightings are set forth below:

      BASKET INDEX                                                       WEIGHT
      --------------------------------------------------------------------------
      Dow Jones-AIG Commodity Index
      (the "DJAIG Index") .............................................   50%
      Dow Jones-AIG ExEnergy Sub-Index
      (the "DJAIGXE Index") ...........................................   50%

The relative weights of the Basket Indices will not change over the term of the Notes.

The DJAIG Index is designed to be a highly liquid and diversified benchmark for commodities as an asset class. The DJAIG Index is composed of nineteen futures contracts on physical commodities traded on U.S. exchanges, with the exception of aluminum, nickel and zinc contracts, which trade on the London Metal Exchange. The DJAIGXE Index is a sub-index of, and is derived from, the DJAIG Index. The DJAIGXE Index comprises the same futures contracts on physical commodities as the DJAIG Index, with the exception of energy commodities, which are included in the DJAIG Index but excluded from the DJAIGXE Index. The DJAIG Index and the DJAIGXE Index were designed by AIG International Inc. ("AIGI") and are calculated by Dow Jones & Company, Inc. ("Dow Jones") in conjunction with AIGI.

For further information concerning the Basket Indices, see "The Dow Jones-AIG Commodity Index and Dow Jones-AIG ExEnergy Sub-Index" on page S-16.

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return.

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 100% of the Basket Return.

>    If the Basket Return is between 0% and -20%, you will receive $10.

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

We will not pay you interest during the term of the Notes.

The "Basket Return," which may be positive or negative, will be calculated as follows:

                           Basket Ending Level - Basket Starting Level
           Basket Return = -------------------------------------------
                                       Basket Starting Level

The "Basket Starting Level" is 100 and the "Basket Ending Level" will be calculated as follows:

 100 X (1 + (50% of the DJAIG Index Return + 50% of the DJAIGXE Index Return)).

The return on each Basket Index over the term of the Notes will be based on the appreciation or depreciation in the level of the respective Basket Index on December 21, 2005 relative to the level of the Basket Index on March 24, 2010 (the "final valuation date").

For further information concerning the calculation of the return on each Basket Index and of the payment at maturity, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-33.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity for participation in the potential appreciation in the level of the Basket from the trade date relative to the final valuation date. You will receive 100% of any Basket gains at maturity.

> PARTIAL PRINCIPAL PROTECTION--At maturity, your principal is fully protected against a decline of up to 20% in the Basket. If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%.

> MINIMUM INVESTMENT--Your minimum investment is 1,000 Notes at a principal amount of $10.00 per Note (for a total minimum purchase of $10,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 1,000 Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-8.

> AT MATURITY, THE NOTES ARE EXPOSED TO ANY DECLINE IN THE LEVEL OF THE BASKET IN EXCESS OF 20%--If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

> PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have partial principal protection for a decline in the level of the Basket of up to 20%.

> MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of the Basket Indices, and will depend on whether, and the extent to which, the Basket Return is positive or negative.

> POTENTIAL OVERCONCENTRATION--The exchange-traded physical commodities underlying the futures contracts included in the Basket Indices from time to time are concentrated in a limited number of sectors, particularly energy and agriculture, and may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors. See "The Dow Jones-AIG Commodity Index and Dow Jones-AIG ExEnergy Sub-Index--Diversification Rules" on page S-23.

> NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

> THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You are willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities, in particular.

> You seek an investment with a return linked to the performance of the Basket Indices.

> You seek an investment that offers partial principal protection when the Notes are held to maturity.

>    You are willing to hold the Notes to maturity.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You are not willing to be exposed to fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities, in particular.

>    You believe the Basket Return will be negative.

>    You are unable or unwilling to hold the Notes to maturity.

>    You seek an investment that is 100% principal protected.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

>    You seek current income from your investments.

> You will create an overconcentrated position in the commodities sector of your portfolio by owning the Notes.

>    You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash settled forward contract with respect to the Basket Indices. The terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you should generally recognize capital gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss generally should be long-term capital gain or loss if you held your Notes for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-41.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

Step 1: Calculate the DJAIG Index Return and the DJAIGXE Index Return.
----------------------------------------------------------------------

The "DJAIG Index Return" is calculated based on the level of the DJAIG Index on the trade date relative to the final valuation date and is calculated as follows:

                        DJAIG Index Ending Level - DJAIG Index Starting Level DJAIG Index Return = -----------------------------------------------------
                                      DJAIG Index Starting Level

where the DJAIG Index Starting Level is 174.920 and the DJAIG Index Ending Level will be the closing level of the DJAIG Index on the final valuation date.

The "DJAIGXE Index Return" is calculated based on the level of the DJAIGXE Index on the trade date relative to the final valuation date and is calculated as follows:

                       DJAIGXE Index Ending Level - DJAIGXE Index Starting Level DJAIGXE Index Return = ---------------------------------------------------------
                                      DJAIGXE Index Starting Level

where the DJAIGXE Index Starting Level is 88.319 and the DJAIGXE Index Ending Level will be the closing level of the DJAIGXE Index on the final valuation date.

Step 2: Calculate the Basket Ending Level.
------------------------------------------

The Basket Ending Level will be calculated as follows:

 100 X (1 + (50% of the DJAIG Index Return + 50% of the DJAIGXE Index Return)).

Step 3: Calculate the Basket Return.
------------------------------------

The Basket Return, which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

                           Basket Ending Level - Basket Starting Level
           Basket Return = -------------------------------------------
                                       Basket Starting Level

The Basket Starting Level is 100.

Step 4: Calculate the Payment at Maturity.
------------------------------------------

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return:

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 100% of the Basket Return. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 X (100% X Basket Return)).

>    If the Basket Return is between 0% and -20%, you will receive $10.

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 X (Basket Return + 20%)).

IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

HYPOTHETICAL EXAMPLES OF HOW THE NOTES PERFORM AT MATURITY

The examples below are based on the following assumptions:

--------------------------------------------------------------------------------
  Principal Amount:                     $10.00
  Basket Starting Level:                100
  Participation Rate:                   100% if the Basket Return is positive
  Partial Principal Protection:         -20%
  Investment Term:                      4 years and 3 months

--------------------------------------------------------------------------------
  EXAMPLE 1 -- THE BASKET RETURN IS 50%
--------------------------------------------------------------------------------

  Calculation of cash payment at maturity on the Notes
  ----------------------------------------------------

   If we assume that the Basket Ending Level is 150, the Basket Return would therefore be 50%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 100% the Basket Return, as set forth below:

   o Principal amount of each Note =                                    $10.00

   plus

   o Principal amount of each Note X 100% X Basket Return
     $10.00 X 100% X 50% =                                               $5.00
                                                                        ------
                                                               TOTAL:   $15.00
                                                                        ======

  INVESTOR RECEIVES $15.00 AT MATURITY FOR EACH NOTE (A 50% TOTAL RETURN).

  Calculation of comparative return on a $10.00 direct investment in the Basket
  -----------------------------------------------------------------------------

  o Principal amount =                                                  $10.00

    plus

  o Principal amount X Basket Return
    $10.00 X 50% =                                                       $5.00
                                                                        ------
                                                               TOTAL:   $15.00
                                                                        ======

  ON A $10.00 INVESTMENT, 50% OF WHICH IS COMPOSED OF THE DJAIG INDEX AND 50% OF WHICH IS COMPOSED OF THE DJAIGXE INDEX, AN INVESTOR WOULD RECEIVE $15.00 (A 50% TOTAL RETURN).

--------------------------------------------------------------------------------
  EXAMPLE 2 -- THE BASKET RETURN IS 120%
--------------------------------------------------------------------------------

  Calculation of cash payment at maturity on the Notes
  ----------------------------------------------------

   If we assume that the Basket Ending Level is 220, the Basket Return would therefore be 120%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Basket Return, as set forth below:

   o Principal amount of each Note =                                    $10.00

   plus

   o Principal amount of each Note X 100% X Basket Return
     $10.00 X 100% X 120% =                                             $12.00
                                                                        ------
                                                               TOTAL:   $22.00
                                                                        ======

  INVESTOR RECEIVES $22.00 AT MATURITY FOR EACH NOTE (A 120% TOTAL RETURN).

  Calculation of comparative return on a $10.00 direct investment in the Basket
  -----------------------------------------------------------------------------

   o Principal amount =                                                 $10.00

   plus

   o Principal amount X Basket Return
     $10.00 X 120% =                                                    $12.00
                                                                        ------
                                                               TOTAL:   $22.00
                                                                        ======

  ON A $10.00 INVESTMENT, 50% OF WHICH IS COMPOSED OF THE DJAIG INDEX AND 50% OF WHICH IS COMPOSED OF THE DJAIGXE INDEX, AN INVESTOR WOULD RECEIVE $22.00 (A 120% TOTAL RETURN).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 3 -- THE BASKET RETURN IS -20%
--------------------------------------------------------------------------------

  Calculation of cash payment at maturity on the Notes
  ----------------------------------------------------

   If we assume that the Basket Ending Level is 80, the Basket Return would therefore be -20%. Since the Notes provide partial principal protection for up to a 20% decline in the Basket, the investor would receive at maturity the full principal amount, as set forth below:

   Principal amount of each Note =                                      $10.00
                                                               TOTAL:   $10.00
                                                                        ======

  INVESTOR RECEIVES $10.00 AT MATURITY FOR EACH NOTE (A 0% TOTAL RETURN).

  Calculation of comparative return on a $10.00 direct investment in the Basket
  -----------------------------------------------------------------------------

   o Principal amount =                                                 $10.00

   plus

   o Principal amount X Basket Return
     $10.00 X (-20%) =                                                  -$2.00
                                                                        ------
                                                               TOTAL:    $8.00
                                                                        ======

  ON A $10.00 INVESTMENT, 50% OF WHICH IS COMPOSED OF THE DJAIG INDEX AND 50% OF WHICH IS COMPOSED OF THE DJAIGXE INDEX, AN INVESTOR WOULD RECEIVE $8.00 (A 20%
  LOSS).

--------------------------------------------------------------------------------
  EXAMPLE 4 -- THE BASKET RETURN IS -50%
--------------------------------------------------------------------------------

  Calculation of cash payment at maturity on the Notes
  ----------------------------------------------------

   If we assume that the Basket Ending Level is 50, the Basket Return would therefore be -50%, which is less than -20%. The investor loses 1% (or fraction thereof) of the principal amount at maturity for every percentage point (or fraction thereof) the Basket Return is below -20%, as set forth below:

   o Principal amount of each Note =                                    $10.00

   plus

   o Principal amount of each Note X (Basket Return + 20%)
     $10.00 X (-50% + 20%)
     $10.00 X (-30%) =                                                   -$3.00
                                                                        -------
                                                               TOTAL:     $7.00
                                                                        =======


  INVESTOR RECEIVES $7.00 AT MATURITY FOR EACH NOTE (A 30% LOSS).

  Calculation of comparative return on a $10.00 direct investment in the Basket
  -----------------------------------------------------------------------------

   o Principal amount =                                                 $10.00

   plus

   o Principal amount X Basket Return
     $10.00 X (-50%) =                                                  -$5.00
                                                                        ------
                                                               TOTAL:    $5.00
                                                                        ======

  ON A $10.00 INVESTMENT, 50% OF WHICH IS COMPOSED OF THE DJAIG INDEX AND 50% OF WHICH IS COMPOSED OF THE DJAIGXE INDEX, AN INVESTOR WOULD RECEIVE $5.00 (A 50%
  LOSS).
--------------------------------------------------------------------------------

HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

The table and graph below represent the hypothetical performance of an investment in the Notes compared to an investment, 50% of which is composed of the DJAIG Index and 50% of which is composed of the DJAIGXE Index.

--------------------------------------------------------------------------------
  ASSUMPTIONS:
--------------------------------------------------------------------------------
  Principal Amount:                     $10
  Basket Starting Level                 100
  Participation Rate:                   100% if the Basket Return is positive
  Partial Principal Protection:         -20%
  Basket Performance:                   100% to -100%
  Term:                                 4 years and 3 months
--------------------------------------------------------------------------------
---------------------------------------  ---------------------------------------
       PERFORMANCE OF THE BASKET              PERFORMANCE OF THE NOTES
---------------------------------------  ---------------------------------------
         BASKET               BASKET         NOTES PAYMENT             NOTES
      ENDING LEVEL            RETURN*         AT MATURITY             RETURN*
---------------------------------------  ---------------------------------------
          200                 100.0%             $20                 100.0%
          190                  90.0%             $19                  90.0%
          180                  80.0%             $18                  80.0%
          160                  60.0%             $16                  60.0%
          140                  40.0%             $14                  40.0%
          120                  20.0%             $12                  20.0%
          110                  10.0%             $11                  10.0%
---------------------------------------  ---------------------------------------
          100                   0.0%             $10                   0.0%
---------------------------------------  ---------------------------------------
           90                 -10.0%             $10                   0.0%
---------------------------------------  ---------------------------------------
           80                 -20.0%             $10                   0.0%
---------------------------------------  ---------------------------------------
           70                 -30.0%              $9                 -10.0%
           60                 -40.0%              $8                 -20.0%
           50                 -50.0%              $7                 -30.0%
           20                 -80.0%              $4                 -60.0%
            0                -100.0%              $2                 -80.0%
---------------------------------------  ---------------------------------------

* Percentages have been rounded for ease of analysis

                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------


Risk Factors

Your investment in the Notes will involve risks. The Notes are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Notes is linked to the performance of the Dow Jones-AIG Commodity Index(SM) (the "DJAIG Index") and the Dow Jones-AIG ExEnergy Sub-Index(SM) (the "DJAIGXE Index"), and you may lose some of the principal amount you invest. As described in more detail below, the trading price of the Notes may vary considerably before the maturity date, due, among other things, to fluctuations in the price of commodities that make up the respective Basket Indices (the "Index Commodities") and other events that are difficult to predict and beyond our control. Investing in the Notes is NOT equivalent to investing directly in the Index Commodities comprised by the Basket Indices or the Basket Indices themselves. This section describes the most significant risks relating to an investment in the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OF YOUR PRINCIPAL.

The Notes differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or interest during the term of the Notes. Instead, we will pay you in cash at maturity an amount based on the performance of the Basket Indices, subject to partial principal protection for declines of up to 20% in the Basket. The Notes are exposed to a decline in the Basket greater than 20%. You will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, YOU CAN LOSE UP TO 80% OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE BASKET DECLINES BY MORE THAN 20% OVER THE TERM OF THE NOTES.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS, INCLUDING VOLATILE COMMODITIES PRICES.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the level of the Basket Indices will affect the market value of the Notes more than any other factor. Other factors described in detail in the paragraphs below that may influence the market value of the Notes include:

> the volatility of the Basket Indices (i.e., the frequency and magnitude of changes in the level of the Basket Indices);

> the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities;

>    the time remaining to the maturity of the Notes;

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

> economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Basket Indices or the market price of the Index Commodities or the exchange-traded futures contracts comprised by the Basket Indices, or that affect commodities and futures markets generally; or

>    the creditworthiness of UBS.

RISK FACTORS
--------------------------------------------------------------------------------


These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

THE BASKET IS COMPOSED OF THE TWO BASKET INDICES; ANY POSITIVE RETURN IN ONE BASKET INDEX MAY BE OFFSET BY A NEGATIVE RETURN IN THE OTHER BASKET INDEX.

The Notes are linked to the performance of a Basket, 50% of which is composed of the DJAIG Index and 50% of which is composed of the DJAIGXE Index. The performance of the Basket will be based on the appreciation or depreciation of the level of each Basket Index on the trade date relative to the final valuation date, weighted according to their composition in the Basket. A positive return in one Basket Index may be offset by a negative return in the other Basket Index resulting in a negative Basket Return. For example, a 10% DJAIG Index Return will be completely offset by a -60% DJAIGXE Index Return, resulting in a Basket Return of -25% and a 5% loss of principal.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. In addition, you will not have protection for a decline in the Basket of up to 20%.

HISTORICAL PERFORMANCE OF A BASKET INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THAT INDEX DURING THE TERM OF THE NOTES.

The actual performance of a Basket Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical performance of that index. The trading prices of exchange-traded futures contracts on the Index Commodities will determine the level of the Basket Indices. As a result, it is impossible to predict whether the level of the Basket Indices will rise or fall.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN INDEX COMMODITIES, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX COMMODITIES OR THE BASKET INDICES, MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-39, UBS or its affiliates may hedge their obligations under the Notes by purchasing Index Commodities, Basket Indices or options on Index Commodities or Basket Indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Commodities or Basket Indices, and they may adjust these hedges by, among other things, purchasing or selling Index Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Commodities and the level of either of the Basket Indices and, therefore, the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in Index Commodities and other investments relating to Index Commodities or either of the Basket Indices on a regular basis as part of their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to

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RISK FACTORS
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facilitate transactions for customers. Any of these activities could adversely affect the market price of Index Commodities and the level of either of the Basket Indices and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Commodities or either of the Basket Indices. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Basket Indices and the Index Commodities that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of either of the Basket Indices, could be adverse to the interests of the holders of the Notes.

Moreover, UBS and UBS Securities LLC have published, and in the future expect to publish, research reports with respect to some or all of the Index Commodities and physical commodities, generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. The research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Index Commodities and the related exchange-traded futures contracts and the level of either of the Basket Indices and, therefore, the market value of the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR HAVE RIGHTS IN THE EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX COMMODITIES.

You will not receive any periodic interest payments on the Notes. As an owner of the Notes, you will not have rights that holders of the exchange-traded futures contracts on the Index Commodities may have.

TRADING AND OTHER TRANSACTIONS BY AIGI AND DOW JONES IN THE FUTURES CONTRACTS COMPRISED BY THE BASKET INDICES AND THE UNDERLYING COMMODITIES MAY AFFECT THE VALUE OF THE BASKET INDICES.

AIGI and its affiliates actively trade futures contracts and options on futures contracts on the Index Commodities. AIGI and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of commodities or are linked to the performance of the Basket Indices. Certain of AIGI's affiliates may underwrite or issue other securities or financial instruments indexed to either of the Basket Indices and related indices, and Dow Jones and AIGI and certain of their affiliates may license the Basket Indices for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the value of either of the Basket Indices. For instance, a market maker in a financial instrument linked to the performance of a Basket Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Basket Index components in order to hedge the market maker's position in the financial instrument may affect the market price of the futures contracts included in the Basket Index, which in turn may affect the value of the Basket Index. With respect to any of the activities described above, none of AIGI, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

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RISK FACTORS
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UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH DOW JONES AND AIGI AND ARE NOT
RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with Dow Jones and AIGI in any way (except for licensing arrangements discussed below in "The Dow Jones-AIG Commodity Index and Dow Jones-AIG ExEnergy Sub-Index" beginning on page S-16) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Basket Indices. Neither Dow Jones nor AIGI is under any obligation to continue to calculate the Basket Indices or required to calculate any successor index. If Dow Jones and AIGI discontinue or suspend the calculation of either of the Basket Indices, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to an index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-35 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Basket Indices; Alteration of Method of Calculation" on page S-37.

The information in "The Dow Jones-AIG Commodity Index and Dow Jones-AIG ExEnergy Sub-Index" section beginning on page S-16 has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones-AIG Commodity Index Handbook (a document that is considered proprietary to Dow Jones and AIGI and is available to those persons who enter into a license agreement available at http://www.aigfp.com/commodities). Such information reflects the policies of, and is subject to change by, Dow Jones and AIGI. UBS has not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Basket Indices, AIGI and Dow Jones. Dow Jones and AIGI are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-38. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting Index Commodities or a Basket Index has occurred or is continuing on the day when the calculation agent will determine the Basket Index ending level. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE BASKET INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of a Basket Index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, then the calculation agent will instead use the closing level of that Basket Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. If a market disruption event is occurring on the last possible final valuation date, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the applicable Basket

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RISK FACTORS
--------------------------------------------------------------------------------


Index that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-35.

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Basket Indices and, therefore, the value of your Notes.

RISKS ASSOCIATED WITH THE BASKET INDICES MAY ADVERSELY AFFECT THE MARKET PRICE OF THE NOTES.

Because the Notes are linked to the Basket Indices, which reflect the return on futures contracts on different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Basket Indices will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Basket Indices. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Basket Indices for the following year. However, Dow Jones and AIGI may not discover every discrepancy. Furthermore, the annual weightings for the Basket Indices are determined each year in June and announced in July by AIGI under the supervision of an Index Oversight Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the Basket Indices and has no obligation to take the needs of any parties to transactions involving the Basket Indices into consideration when reweighting or making any other changes to the Basket Indices. Finally, subject to the minimum/maximum diversification limits described in "The Dow Jones-AIG Commodity Index and Dow Jones-AIG ExEnergy Sub-Index--Diversification Rules" on page S-23, the exchange-traded physical commodities underlying the futures contracts included in the Basket Indices from time to time are concentrated in a limited number of sectors, particularly agriculture and, in the case of the DJAIG Index, energy. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

HIGHER FUTURE PRICES OF THE INDEX COMMODITIES RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY.

The Basket Indices are composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that the Basket Indices comprise approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as "rolling," If the market for these contracts is (putting aside other considerations) in "backwardation," where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the

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RISK FACTORS
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price of the November contract, thereby creating a "roll yield." While many of the contracts included in the Basket Indices have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Basket Indices, such as gold, have historically traded in "contango" markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative "roll yields," which could adversely affect the value of the Basket Indices and, accordingly, adversely affect the market value of your Notes.

CHANGES THAT AFFECT THE CALCULATION OF THE BASKET INDICES WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of Dow Jones and AIGI, a subsidiary of American International Group, Inc., concerning the methodology and calculation of the Basket Indices, additions, deletions or substitutions of the Index Commodities or exchange-traded futures contracts on the Index Commodities could affect the Basket Indices and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if Dow Jones and AIGI, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating a Basket Index, or if Dow Jones and AIGI discontinue or suspend calculation or publication of a Basket Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if a Basket Index starting level or a Basket Index ending level are not available because of a market disruption event or for any other reason, the calculation agent--which will initially be UBS Securities LLC, an affiliate of the Issuer--will make a good faith estimate in its sole discretion of the Basket Index ending level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of a Basket Index is discontinued and that there is no successor index on the date when the Basket Index ending level is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Index ending level by reference to a group of commodities or indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Basket Index.

COMMODITY PRICES MAY CHANGE UNPREDICTABLY, AFFECTING THE BASKET INDICES AND THE LEVEL OF THE BASKET AND THE VALUE OF YOUR NOTES IN UNFORESEEABLE WAYS.

Trading in futures contracts associated with the Index Commodities is speculative and can be extremely volatile. Market prices of the Index Commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments and changes in interest rates. These factors may affect the level of the Basket Indices and the value of your Notes in varying ways, and different factors may cause the value of different commodities included in the Basket Indices, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

THE FORMULA FOR DETERMINING THE REDEMPTION AMOUNT DOES NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET INDICES.

Changes in the Basket Indices during the term of the Notes before the final valuation date will not be reflected in the calculation of the cash payment payable at maturity. The calculation agent will calculate such cash payment by comparing only the level of the Basket Indices on the trade date and the level of the Basket Indices on the final valuation date. No other index levels will be taken into account. As a result, you may not receive a positive return on your investment even if the Basket level has risen at certain times during the term of the Notes before falling to a level below the Basket Starting Level on the final valuation date.

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RISK FACTORS
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YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR HAVE RIGHTS IN THE
EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX COMMODITIES.

You will not receive any periodic interest payments on the Notes. As an owner of the Notes, you will not have rights that holders of the exchange-traded futures contracts on the Index Commodities may have.

THE NOTES ARE INDEXED TO THE DOW JONES-AIG COMMODITY INDEX(SM) AND THE DOW JONES AIG EXENERGY SUB-INDEX(SM), NOT THE DOW JONES-AIG COMMODITY INDEX TOTAL RETURN(SM) OR DOW JONES-AIG EXENERGY SUB-INDEX TOTAL RETURN(SM).

The Notes are linked to the Dow Jones-AIG Commodity Index(SM) and the Dow Jones AIG ExEnergy Sub-Index(SM), which, as discussed below, reflect the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the respective indices. The Dow Jones-AIG Commodity Index Total Return(SM) and Dow Jones AIG ExEnergy Sub-Index Total Return(SM) are total return indices which, in addition to reflecting those returns, also reflect interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the Notes are linked to the Dow Jones-AIG Commodity Index(SM) and the Dow Jones AIG ExEnergy Sub-Index(SM), the return on the Notes will not include the total return feature.

INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF A BASKET INDEX.

At any time during the term of the Notes, the daily calculation of a Basket Index may be adjusted in the event that AIGI determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of a Basket Index on that day; the settlement price of any futures contract used in the calculation of a Basket Index reflects the maximum permitted price change from the previous day's settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of a Basket Index; or, with respect to any futures contract used in the calculation of a Basket Index that trades on the LME, a business day on which the LME is not open for trading. Any such index calculation disruption events may have an adverse impact on the value of the applicable Basket Index or the manner in which it is calculated. See "The Dow Jones-AIG Commodity Index and Dow Jones-AIG ExEnergy Sub-Index--Index Calculation Disruption Events" on page S-24.

AIGI MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED.

A futures contract known as a "Designated Contract" has been selected as the reference contract for each underlying physical commodity. See "Composition of the Basket Indices--Designated Contracts for each Commodity" on page S-19. Data concerning this Designated Contract will be used to calculate the Basket Indices. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the Dow Jones-AIG Commodity Index Oversight Committee, if available, to replace that Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of either of the Basket Indices.

UBS' NON-EXCLUSIVE RIGHT TO USE THE BASKET INDICES.

UBS has been granted non-exclusive rights to use the Basket Indices and related service marks and trademarks in connection with the Notes. If UBS breaches its obligations under a license, AIGI and Dow Jones will have the right to terminate the license. If AIGI and Dow Jones choose to terminate the license agreement, UBS still has the right to use the Basket Index and related service marks and trademarks in

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RISK FACTORS
--------------------------------------------------------------------------------


connection with the Notes until their maturity, provided that UBS cures its breach within thirty days of the termination of the license. If UBS fails to cure this breach, it may become difficult for UBS to determine the redemption amount of the Notes. The calculation agent in this case will determine the Basket Index ending level or the fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate in its reasonable discretion.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section of page S-3, "Supplemental Tax Considerations" beginning on page S-41, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

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--------------------------------------------------------------------------------


The Dow Jones-AIG Commodity Index and Dow Jones-AIG
ExEnergy Sub-Index

The following is a description of the Dow Jones-AIG Commodity Index(SM) (the "DJAIG Index") and Dow Jones-AIG ExEnergy Sub-Index(SM) (the "DJAIGXE Index", and together with the DJAIG Index the "Indices"), including, without limitation, their make-up, method of calculation and changes in their components. The information in this description has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones-AIG Commodity Index Handbook (a document that is considered proprietary to Dow Jones and AIGI and is available to those persons who enter into a license agreement available at http://www.aigfp.com/commodities). Such information reflects the policies of, and is subject to change by, Dow Jones and AIGI. UBS has not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Indices, AIGI and Dow Jones. Dow Jones and AIGI are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes. Dow Jones and AIGI have no obligation to continue to publish the Indices, and may discontinue publication of either Index at any time in their sole discretion.

OVERVIEW

The Indices were introduced in July 1998 to provide unique, diversified, economically rational and liquid benchmarks for commodities as an asset class. The DJAIG Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities, and the DJAIGXE Index is currently composed of the prices of fifteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, please see --The "Commodity Futures Markets" on page S-31 to this section. The commodities included in the DJAIG Index for 2005 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. The DJAIGXE Index, a sub-index of the DJAIG Index that is derived from the DJAIG Index, includes the same commodities as the DJAIG Index, with the exception of crude oil, heating oil, natural gas, and unleaded gasoline (i.e., energy commodities), which are excluded. Futures contracts on the Indices are currently listed for trading on the Chicago Board of Trade ("CBOT").

The Indices are proprietary indices that Dow Jones and AIGI developed and that Dow Jones, in conjunction with AIGI, calculates. The methodology for determining the composition and weighting of the Indices and for calculating their value is subject to modification by Dow Jones and AIGI, at any time. At present, Dow Jones disseminates the level of each Index approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time) and publishes a daily Index level at approximately 4:00 p.m. (New York time), on each DJ-AIG Business Day (as defined below) on Reuters page AIGCI1 (in the case of the DJAIG Index) and page DJAIGXE (in the case of the DJAIGXE Index). Index levels can also be obtained from the official websites of both Dow Jones and AIGI, and are published in THE WALL STREET JOURNAL. A "DJ-AIG Business Day" is a day on which the sum of the applicable Commodity Index Percentages (as defined below in "Annual Reweightings and Rebalancings of the Indicies") for the Index Commodities that are open for trading is greater than 50%.

AIGI and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Indices, as well as commodities, including commodities included in the indices. AIGI and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the Indices. Certain of AIGI's affiliates may underwrite or issue other securities or

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THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------


financial instruments indexed to the Indices and related indices, and AIGI and Dow Jones and their affiliates may license the Indices for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of either Index. For instance, a market maker in a financial instrument linked to the performance of the DJAIG Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying DJAIG Index components in order to hedge the market maker's position in the financial instrument may affect the market price of the futures contracts included in the DJAIG Index, which in turn may affect the value of the DJAIG Index. With respect to any of the activities described above, none of AIGI, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

THE DOW JONES-AIG COMMODITY INDEX OVERSIGHT COMMITTEE

Dow Jones and AIGI have established the Dow Jones-AIG Commodity Index Oversight Committee to assist them in connection with the operation of the commodity indices published by Dow Jones and AIGI, including the DJAIG Index and DJAIGXE Index. The Dow Jones-AIG Commodity Index Oversight Committee includes prominent members of the financial, academic and legal communities selected by AIGI and meets annually to consider any changes to be made to the indices for the coming year. The Dow Jones-AIG Commodity Index Oversight Committee may also meet at such other times as may be necessary.

As described in more detail below, the Indices are reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Indices are determined each year in June or July by AIGI under the supervision of the Dow Jones-AIG Commodity Index Oversight Committee. Following the Dow Jones-AIG Commodity Index Oversight Committee's annual meeting in June or July, the annual weightings are publicly announced in July.

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THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

FOUR MAIN PRINCIPLES GUIDING THE CREATION OF THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX

The Indices were created using the following four main principles:

> ECONOMIC SIGNIFICANCE. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Indices use both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

     The Indices primarily rely on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Indices also rely on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Indices thus rely on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

> DIVERSIFICATION. A second major goal of the Indices is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Indices are re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

> CONTINUITY. The third goal of the Indices is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Indices from year to year. The Indices are intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Indices.

> LIQUIDITY. Another goal of the Indices is to be highly liquid. The explicit inclusion of liquidity as a weighting factor helps to ensure that the indices can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These principles represent goals of the Indices and their creators, and there can be no assurance that these goals will be reached by either Dow Jones or AIGI.

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THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------


COMPOSITION OF THE INDICES

COMMODITIES AVAILABLE FOR INCLUSION IN THE INDICES

The commodities that have been selected for possible inclusion in the Indices are believed by Dow Jones and AIGI to be sufficiently significant to the world economy to merit consideration for inclusion in the Indices, and each such commodity is the subject of a qualifying related futures contract (a "Designated Contract").

With the exception of several LME contracts, where the Dow Jones-AIG Commodity Index Oversight Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Dow Jones-AIG Commodity Index Oversight Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the Dow Jones-AIG Commodity Index Oversight Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Indices. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The 23 potential commodities that may be included in the DJAIG Index in a given year currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc. Any of these commodities that is not an energy commodity may potentially be included in the DJAIGXE Index also.

The composition of the Indices for 2005 was approved by the Dow Jones-AIG Index Oversight Committee at a meeting held in July 2004 and the composition of the indices for 2006 was approved at a meeting on July 29, 2005. The next reweighting and rebalancing of the Indices will take place in January 2006. The 19 Index Commodities selected for inclusion in the DJAIG Index for 2006 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. The DJAIGXE Index, as a sub-index of the DJAIG Index, includes all of the Index Commodities included in the DJAIG Index, except energy commodities. Accordingly, the 15 Index Commodities selected for inclusion in the DJAIGXE Index for 2006 are as follows: aluminum, coffee, copper, corn, cotton, gold, hogs, live cattle, nickel, silver, soybeans, soybean oil, sugar, wheat and zinc.

The Designated Contracts for the commodities to be included in the DJAIG Index and the DJAIGXE Index beginning in January 2006, and their initial relative weights, are as follows:

                        DJAIG INDEX COMMODITY COMPOSITION

        [The table below represents a pie chart in the printed report.]

                         Natural Gas              12.32%
                         Crude Oil                12.78%
                         Unleaded Gas              4.05%
                         Heating Oil               3.85%
                         Live Cattle               6.09%
                         Lean Hogs                 4.35%
                         Wheat                     4.77%
                         Corn                      5.87%
                         Soybeans                  7.77%
                         Aluminum                  6.85%
                         Copper                    5.88%
                         Zinc                      2.70%
                         Nickel                    2.66%
                         Gold                      6.22%
                         Silver                    2.00%
                         Sugar                     2.97%
                         Cotton                    3.16%
                         Coffee                    2.93%
                         Soybean Oil               2.77%

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THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

                   DJAIG EXENERGY INDEX COMMODITY COMPOSITION

        [The table below represents a pie chart in the printed report.]

                          Live Cattle                9.10%
                          Lean Hogs                  6.49%
                          Wheat                      7.12%
                          Corn                       8.77%
                          Soybeans                  11.59%
                          Aluminum                  10.23%
                          Copper                     8.78%
                          Zinc                       4.03%
                          Nickel                     3.97%
                          Gold                       9.28%
                          Silver                     2.99%
                          Sugar                      4.43%
                          Cotton                     4.72%
                          Coffee                     4.38%
                          Soybean Oil               11.59%

The following table shows the Designated Contract for each commodity comprised by the DJAIG Index and the DJAIGXE Index for 2006.

-------------------------------------------------------------------------------------------------------------------
COMMODITY            DESIGNATED CONTRACT               EXCHANGE           UNITS                 PRICE QUOTE
-------------------------------------------------------------------------------------------------------------------
Aluminum             High Grade Primary Aluminum       LME                25 metric tons        $/metric ton
Coffee               Coffee "C"                        CSCE               37,500 lbs            cents/pound
Copper**             High Grade Copper                 COMEX              25,000 lbs            cents/pound
Corn                 Corn                              CBOT               5,000 bushels         cents/bushel
Cotton               Cotton                            NYCE               50,000 lbs            cents/pound
Crude Oil*           Light, Sweet Crude Oil            NYMEX              1,000 barrels         $/barrel
Gold                 Gold                              COMEX              100 troy oz.          $/troy oz.
Heating Oil*         Heating Oil                       NYMEX              42,000 gallons        cents/gallon
Live Cattle          Live Cattle                       CME                40,000 lbs            cents/pound
Lean Hogs            Lean Hogs                         CME                40,000 lbs            cents/pound
Natural Gas*         Henry Hub Natural Gas             NYMEX              10,000 mmbtu          $/mmbtu
Nickel               Primary Nickel                    LME                6 metric tons         $/metric ton
Silver               Silver                            COMEX              5,000 troy oz.        cents/troy oz.
Soybeans             Soybeans                          CBOT               5,000 bushels         cents/bushel
Soybean Oil          Soybean Oil                       CBOT               60,000 lbs            cents/pound
Sugar                World Sugar No. 11                CSCE               112,000 lbs           cents/pound
Unleaded Gasoline*   New York Harbor                   NYMEX              42,000 gal            cents/gallon
                       Unleaded Gasoline
Wheat                Wheat                             CBOT               5,000 bushels         cents/bushel
Zinc                 Special High Grade Zinc           LME                25 metric tons        $/metric ton

----------
*  ENERGY COMMODITIES ARE NOT INCLUDED IN THE DJAIGXE INDEX.

** THE INDICES USE THE HIGH GRADE COPPER CONTRACT TRADED ON THE COMEX DIVISION
   OF THE NEW YORK MERCANTILE EXCHANGE FOR COPPER CONTRACT PRICES AND LME VOLUME DATA IN DETERMINING THE WEIGHTING.

The following chart represents the initial relative weights of the Index Commodities in an index basket, 50% of which is composed of the DJAIG Index and 50% of which is composed of the DJAIGXE Index as of January, 2006.

                           50/50 COMMODITY COMPOSITION

        [The table below represents a pie chart in the printed report.]

                          Soybeans                9.68%
                          Aluminum                8.54%
                          Copper                  7.33%
                          Zinc                    3.37%
                          Nickel                  3.31%
                          Gold                    7.75%
                          Silver                  2.49%
                          Sugar                   3.70%
                          Cotton                  3.94%
                          Coffee                  3.65%
                          Soybean Oil             3.45%
                          Natural Gas             6.16%
                          Crude Oil               6.39%
                          Unleaded Gas            2.03%
                          Heating Oil             1.92%
                          Live Cattle             7.59%
                          Lean Hogs               5.42%
                          Wheat                   5.95%
                          Corn                    7.32%

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THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

COMMODITY                                                              NOTE
COMPOSITION                DJAIG              DJAIGXE              COMBINATION
--------------------------------------------------------------------------------
Natural Gas                12.32%                                     6.16%
Crude Oil                  12.78%                                     6.39%
Unleaded Gas                4.05%                                     2.03%
Heating Oil                 3.85%                                     1.92%
--------------------------------------------------------------------------------
Live Cattle                 6.09%               9.10%                 7.59%
Lean Hogs                   4.35%               6.49%                 5.42%
--------------------------------------------------------------------------------
Wheat                       4.77%               7.12%                 5.95%
Corn                        5.87%               8.77%                 7.32%
Soybeans                    7.77%              11.59%                 9.68%
--------------------------------------------------------------------------------
Aluminum                    6.85%              10.23%                 8.54%
Copper                      5.88%               8.78%                 7.33%
Zinc                        2.70%               4.03%                 3.37%
Nickel                      2.66%               3.97%                 3.31%
--------------------------------------------------------------------------------
Gold                        6.22%               9.28%                 7.75%
Silver                      2.00%               2.99%                 2.49%
--------------------------------------------------------------------------------
Sugar                       2.97%               4.43%                 3.70%
Cotton                      3.16%               4.72%                 3.94%
Coffee                      2.93                4.38%                 3.65%
--------------------------------------------------------------------------------
Soybean Oil                 2.77%               4.13%                 3.45%
--------------------------------------------------------------------------------
Total                     100.00%             100.00%               100.00%
--------------------------------------------------------------------------------

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the DJAIG Index and DJAIGXE Index.

COMMODITY GROUPS

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJAIG Index and DJAIGXE Index are assigned to Commodity Groups. The Commodity Groups, and the commodities to be included in each Commodity Group, beginning in January 2006 with respect to each of the DJAIG Index and the DJAIGXE Index, are as follows:

        [The tables below represents a pie chart in the printed report.]

                       DJAIG COMMODITY SECTOR COMPOSITION

                          Precious Metals          8.22%
                          Softs                    9.06%
                          Vegetable Oil            2.77%
                          Energy                  33.00%
                          Livestock               10.45%
                          Grains                  18.41%
                          Industrial Metals       18.09%


                        DJAIG EXENERGY SECTOR COMPOSITION

                          Grains                  27.48%
                          Industrial Metals       27.01%
                          Precious Metals         12.27%
                          Softs                   13.53%
                          Vegetable Oil            4.13%
                          Livestock               15.59%

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THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
COMMODITY GROUP:      COMMODITIES:          COMMODITY GROUP:     COMMODITIES:
-----------------------------------------   ------------------------------------

Energy                Crude Oil             Livestock            Lean Hogs
                      Heating Oil                                Live Cattle
                      Natural Gas
                      Unleaded Gasoline

Precious Metals       Gold                  Grains               Corn
                      Platinum                                   Soybeans
                      Silver                                     Wheat

Industrial Metals     Aluminum              Softs                Cocoa
                      Copper                                     Coffee
                      Lead                                       Cotton
                      Nickel                                     Sugar
                      Tin
                      Zinc                  Vegetable Oil        Soybean Oil

The following chart represents the relative weights of the commodity groups in an index basket, 50% of which is composed of the DJAIG Index and 50% of which is composed of the DJAIGXE Index as of January, 2006.

                            50/50 SECTOR COMPOSITION

        [The table below represents a pie chart in the printed report.]

                          Softs                   11.29%
                          Vegetable Oil            3.45%
                          Energy                  16.50%
                          Livestock               13.02%
                          Grains                  22.95%
                          Industrial Metals       22.55%
                          Precious Metals         10.24%

--------------------------------------------------------------------------------
SECTOR                                                              NOTE
COMPOSITION              DJAIG               DJAIGXE             COMBINATION
--------------------------------------------------------------------------------

Energy                     33.00%               0.00%                16.50%
Livestock                  10.45%              15.59%                13.02%
Grains                     18.41%              27.48%                22.95%
Industrial Metals          18.09%              27.01%                22.55%
Precious Metals             8.22%              12.27%                10.24%
Softs                       9.06%              13.53%                11.29%
Vegetable Oil               2.77%               4.13%                 3.45%
                          100.00%             100.00%               100.00%

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THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
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     DETERMINATION OF RELATIVE WEIGHTINGS

     The relative weightings of the component commodities included in the Indices are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Indices, liquidity is measured by the Commodity Liquidity Percentage ("CLP") and production by the Commodity Production Percentage ("CPP"). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the applicable index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the applicable index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage ("CIP") for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in each index (the "Index Commodities") and their respective percentage weights.

     DIVERSIFICATION RULES

     The Indices are designed to provide diversified exposure to commodities as an asset class except, with respect to the DJAIGXE Index, for energy commodities. The DJAIGXE Index is a sub-index of, and is derived from, the DJAIG Index, with the exception only of excluding energy commodities. To ensure that no single commodity or commodity sector dominates the DJAIG Index, the following diversification rules are applied to the annual reweighting and rebalancing of the DJAIG Index as of January of the applicable year:

     > No related group of commodities designated as a "Commodity Group" (e.g., precious metals, livestock, grains or, with respect to the DJAIG Index, energy) may constitute more than 33% of the index.

     >    No single commodity may constitute more than 15% of the DJAIG Index.

     > No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the DJAIG Index.

     > No single commodity that is in the DJAIG Index may constitute less than 2% of the DJAIG Index.

     Following the annual reweighting and rebalancing of the DJAIG Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

     COMMODITY INDEX MULTIPLIERS

     Following application of the diversification rules discussed above, CIPs are incorporated into the DJAIG Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year (the "CIM Determination Date"), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Index, are used to determine a Commodity Index Multiplier ("CIM") for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

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THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

CALCULATIONS

The Indices are calculated by Dow Jones, in conjunction with AIGI, by applying the impact of the changes to the futures prices of commodities included in the Indices (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Indices is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior index level to calculate the current index level. Dow Jones disseminates the index level approximately every fifteen (15) seconds (assuming the index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and publishes a daily index level at approximately 4:00 p.m. (New York time) on each DJ-AIG Business Day on Reuters page AIGCI1 (with respect to the DJAIG Index) and page AIGXE(with respect to the DJAIGXE Index). Index levels can also be obtained from the official websites of both Dow Jones and AIGI and are also published in THE WALL STREET JOURNAL.

THE INDICES ARE ROLLING INDICES

The Indices are composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-AIG Business Days each month according to a pre-determined schedule. This process is known as "rolling" a futures position. The Index is a "rolling index."

INDEX CALCULATION DISRUPTION EVENTS

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of an index will be adjusted in the event that AIGI determines that any of the following index calculation disruption events exists:

(a) the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the index on that day,

(b) the settlement price of any futures contract used in the calculation of the index reflects the maximum permitted price change from the previous day's settlement price,

(c) the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the index, or

(d) with respect to any futures contract used in the calculation of the Index that trades on the LME, a business day on which the LME is not open for trading.

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THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

HISTORICAL CLOSING LEVELS OF THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX

Since its inception, the Indices have experienced significant fluctuations. Any historical upward or downward trend in the value of an index during any period shown below is not an indication that the value of the index is more or less likely to increase or decrease at any time during the term of the Notes. The historical index levels do not give an indication of future performance of such index. UBS cannot make any assurance that the future performance of either index or the Index Commodities will result in holders of the Notes receiving a positive return on their investment.

The closing level of the DJAIG Index on December 21, 2005 was 174.920. The chart below shows the performance of the DJAIG Index from July 31, 1998 through December 21, 2005.

     DATE         SETTLEMENT PRICE            DATE              SETTLEMENT PRICE
--------------------------------------------------------------------------------
   31-Jul-98           90.354               30-Apr-02                99.431
   31-Aug-98           84.267               31-May-02                97.755
   30-Sep-98           90.447               28-Jun-02                99.518
   30-Oct-98           87.457               31-Jul-02                98.826
   30-Nov-98           80.845               30-Aug-02               102.581
   31-Dec-98           77.803               30-Sep-02               106.294
   29-Jan-99           77.189               31-Oct-02               105.053
   26-Feb-99           74.241               27-Nov-02               105.247
   31-Mar-99           81.023               31-Dec-02               110.276
   30-Apr-99           83.997               31-Jan-03               118.644
   28-May-99           78.558               28-Feb-03               122.526
   30-Jun-99           82.599               31-Mar-03               113.171
   30-Jul-99           83.728               30-Apr-03               112.360
   31-Aug-99           88.211               30-May-03               118.821
   30-Sep-99           92.435               30-Jun-03               115.788
   29-Oct-99           88.423               31-Jul-03               116.395
   30-Nov-99           90.088               29-Aug-03               120.898
   30-Dec-99           92.273               30-Sep-03               120.898
   31-Jan-00           96.815               31-Oct-03               126.571
   29-Feb-00           98.063               26-Nov-03               126.087
   31-Mar-00           98.524               31-Dec-03               135.269
   28-Apr-00           96.882               30-Jan-04               137.620
   31-May-00          102.843               27-Feb-04               146.445
   30-Jun-00          104.764               31-Mar-04               150.837
   31-Jul-00           99.004               30-Apr-04               148.046
   31-Aug-00          108.170               28-May-04               150.436
   29-Sep-00          106.975               30-Jun-04               144.034
   31-Oct-00          103.820               30-Jul-04               146.414
   30-Nov-00          111.590               31-Aug-04               143.556
   29-Dec-00          114.613               30-Sep-04               153.175
   31-Jan-01          111.374               29-Oct-04               155.549
   28-Feb-01          110.479               30-Nov-04               153.406
   30-Mar-01          105.372               30-Dec-04               145.604
   30-Apr-01          108.708               31-Jan-05               146.821
   31-May-01          106.091               28-Feb-05               156.886
   29-Jun-01          101.571               31-Mar-05               162.094
   1-Jul-01           102.570               29-Apr-05               152.294
   31-Aug-01          102.225               31-May-05               150.727
   8-Sep-01            95.107               30-Jun-05               152.885
   31-Oct-01           90.407               29-Jul-05               159.350
   30-Nov-01           90.959               31-Aug-05               170.816
   31-Dec-01           89.033               30-Sep-05               178.249
   31-Jan-02           88.309               31-Oct-05               166.516
   28-Feb-02           90.476               30-Nov-05               166.402
   28-Mar-02           99.588               21-Dec-05               174.920

                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

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THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

     The graph below illustrates the performance of the DJAIG Index from January 30, 1998 through December 21, 2005.

        [The table below represents a line chart in the printed report.]

1998    111.926                  2001   111.374                2004   137.62
        106.689                         110.479                       146.445
        106.516                         105.372                       150.837
        104.683                         108.708                       148.046
         99.122                         106.091                       150.436
         96.561                         101.571                       144.034
         90.354                         102.57                        146.414
         84.267                         102.225                       143.556
         90.447                          95.107                       153.175
         87.457                          90.407                       155.549
         80.845                          90.959                       153.406
         77.803                          89.033                       145.604
1999     77.189                  2002    88.309                2005   146.821
         74.241                          90.476                       156.886
         81.023                          99.588                       162.094
         83.997                          99.431                       152.294
         78.558                          97.755                       150.727
         82.599                          99.518                       152.885
         83.728                          98.826                       159.350
         88.211                         102.581                       170.816
         92.435                         106.294                       178.249
         88.423                         105.053                       166.516
         90.088                         105.247                       166.402
         92.273                         110.276          12/21/2005   174.92
2000     96.815                  2003   118.644
         98.063                         122.526
         98.524                         113.171
         96.882                          112.36
        102.843                         118.821
        104.764                         115.788
         99.004                         116.395
        108.17                          120.898
        106.975                         120.898
        103.82                          126.571
        111.59                          126.087
        114.613                         135.269

Source: Dow Jones & Company, Inc. (http://www.djindexes.com)

                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

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THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

The closing level of the DJAIGXE Index on December 21, 2005 was 88.319. The chart below shows the performance of the DJAIGXE Index from July 31, 1998 through December 21, 2005.

     DATE             SETTLEMENT PRICE          DATE            SETTLEMENT PRICE
--------------------------------------------------------------------------------
   31-Jul-98               90.65             29-Mar-02               64.383
   31-Aug-98               85.121            30-Apr-02               62.057
   30-Sep-98               87.33             31-May-02               64.383
   30-Oct-98               87.822            28-Jun-02               65.235
   30-Nov-98               86.675            31-Jul-02               65.427
   31-Dec-98               82.238            30-Aug-02               65.982
   29-Jan-99               81.329            30-Sep-02               66.54
   26-Feb-99               79.123            31-Oct-02               68.791
   31-Mar-99               79.265            29-Nov-02               69.21
   30-Apr-99               80.974            31-Dec-02               68.006
   31-May-99               76.178            31-Jan-03               70.906
   30-Jun-99               76.994            28-Feb-03               69.173
   30-Jul-99               75.881            31-Mar-03               66.347
   31-Aug-99               78.324            30-Apr-03               67.871
   30-Sep-99               81.173            30-May-03               69.293
   29-Oct-99               79.69             30-Jun-03               67.145
   30-Nov-99               79.478            31-Jul-03               68.619
   31-Dec-99               80.094            29-Aug-03               71.434
   31-Jan-00               81.192            30-Sep-03               73.294
   29-Feb-00               78.818            31-Oct-03               78.54
   31-Mar-00               80.76             28-Nov-03               77.426
   28-Apr-00               78.726            31-Dec-03               80.448
   31-May-00               77.951            30-Jan-04               83.039
   30-Jun-00               75.702            27-Feb-04               87.857
   31-Jul-00               74.798            31-Mar-04               90.387
   31-Aug-00               75.73             30-Apr-04               86.335
   29-Sep-00               75.179            31-May-04               85.407
   31-Oct-00               72.475            30-Jun-04               82.378
   30-Nov-00               73.242            30-Jul-04               79.829
   29-Dec-00               73.595            31-Aug-04               80.836
   31-Jan-01               72.311            30-Sep-04               81.123
   28-Feb-01               71.806            29-Oct-04               79.342
   30-Mar-01               67.571            30-Nov-04               82.692
   30-Apr-01               68.201            31-Dec-04               83.529
   31-May-01               67.061            31-Jan-05               80.984
   29-Jun-01               66.608            28-Feb-05               87.192
   31-Jul-01               67.358            31-Mar-05               86.914
   31-Aug-01               66.008            29-Apr-05               84.983
   28-Sep-01               63.517            31-May-05               84.355
   31-Oct-01               61.099            30-Jun-05               82.649
   30-Nov-01               63.948            29-Jul-05               84.473
   31-Dec-01               62.335            31-Aug-05               81.374
   31-Jan-02               62.678            30-Sep-05               83.217
   28-Feb-02               62.665            31-Oct-05               83.041
                                             30-Nov-05               85.150
                                             21-Dec-05               88.319

                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

The graph below illustrates the performance of the DJAIGXE Index from January 30, 1998 through December 21, 2005.

        [The table below represents a line chart in the printed report.]

1998   105.805              2001    71.806                2004    87.857
       102.567                      67.571                        90.387
       102.05                       68.201                        86.335
       101.026                      67.061                        85.407
        95.825                      66.608                        82.378
        95.153                      67.358                        79.829
        90.65                       66.008                        80.836
        85.121                      63.517                        81.123
        87.33                       61.099                        79.342
        87.822                      63.948                        82.692
        86.675                      62.335                        83.529
        82.238                      62.678                2005    80.984
        81.329              2002    62.665                        87.192
1999    79.123                      64.383                        86.914
        79.265                      62.057                        84.983
        80.974                      64.383                        84.355
        76.178                      65.235                        82.649
        76.994                      65.427                        84.473
        75.881                      65.982                        81.374
        78.324                      66.54                         83.217
        81.173                      68.791                        83.041
        79.69                       69.21                         85.15
        79.478                      68.006          12/21/2005    88.319
        80.094                      70.906
        81.192              2003    69.173
2000    78.818                      66.347
        80.76                       67.871
        78.726                      69.293
        77.951                      67.145
        75.702                      68.619
        74.798                      71.434
        75.73                       73.294
        75.179                       78.54
        72.475                      77.426
        73.242                      80.448
        73.595                      83.039
        72.311

Source: Dow Jones & Company, Inc. (http://www.djindexes.com)

                       PAST PERFORMANCE IS NOT INDICATIVE
                               OF FUTURE RESULTS.

THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

LICENSE AGREEMENT

"Dow Jones(SM)," "AIG(R)," "Dow Jones-AIG Commodity Index(SM)," "DJ-AIGCI(SM)", "Dow Jones ExEnergy Sub-Index(SM)," and "DJ-AIGXE(SM)"are registered trademarks or service marks of Dow Jones & Company, Inc. and American International Group, Inc. ("American International Group"), as the case may be, and have been licensed for use for certain purposes by UBS AG. The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such products.

Dow Jones, AIGI and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Indices, which are published by Dow Jones and AIGI, in connection with certain products, including the Notes.

The license agreement between Dow Jones, AIGI and UBS provides that the following language must be set forth in this prospectus supplement: The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. None of Dow Jones, American International Group, AIGI or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Dow Jones, American International Group, AIGI or any and Dow Jones-AIG ExEnergy Sub-Index(SM) of their respective subsidiaries or affiliates to UBS is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG Commodity Index(SM) and Dow Jones-AIG ExEnergy Sub-Index(SM), which are determined, composed and calculated by Dow Jones in conjunction with AIGI without regard to UBS or the Notes. Dow Jones and AIGI have no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones-AIG Commodity Index(SM) and Dow Jones-AIG ExEnergy Sub-Index(SM). None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to Notes customers, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, AIGI, American International Group and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by UBS, but which may be similar to and competitive with the Notes. In addition, American International Group, AIGI and their respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity Index(SM) and the Dow Jones-AIG Commodity Index Total Return(SM), and Dow Jones-AIG ExEnergy Total Return Sub-Index(SM)), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity Index(SM) and Dow Jones-AIG ExEnergy Sub-Index(SM) and the Notes.

This prospectus supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity Index(SM) and Dow Jones-AIG ExEnergy Sub-Index(SM) components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity Index(SM) and Dow Jones-AIG ExEnergy Sub-Index(SM) is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates. The information in the prospectus supplement regarding the exchange-traded futures contracts

THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

on physical commodities which comprise the Dow Jones-AIG Commodity Index(SM) and Dow Jones-AIG ExEnergy Sub-Index(SM) components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the Dow Jones-AIG Commodity Index(SM) and Dow Jones-AIG ExEnergy Sub-Index(SM) in connection with the Notes. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the Dow Jones-AIG Commodity Index(SM) and Dow Jones-AIG ExEnergy Sub-Index(SM), including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEX(SM) AND DOW JONES-AIG EXENERGY SUB-INDEX(SM) OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEX(SM) AND DOW JONES-AIG EXENERGY SUB-INDEX(SM) OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEX(SM) AND DOW JONES-AIG EXENERGY SUB-INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIGI AND UBS, OTHER THAN AMERICAN INTERNATIONAL GROUP AND ITS AFFILIATES.

THE DOW JONES-AIG COMMODITY INDEX AND DOW JONES-AIG EXENERGY SUB-INDEX
--------------------------------------------------------------------------------

THE COMMODITY FUTURES MARKETS

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as "short") and acquired by the purchaser (whose position is described as "long") or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as "initial margin." This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called "variation margin" and make the existing positions in the futures contract more or less valuable, a process known as "marking to market."

Futures contracts are traded on organized exchanges, known as "contract markets" in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position. This operates to terminate the position and fix the trader's profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Index has been comprised exclusively of futures contracts traded on regulated exchanges.

--------------------------------------------------------------------------------


Valuation of the Notes

AT MATURITY. At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return.

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 100% of the Basket Return.

>    If the Basket Return is between 0% and -20%, you will receive $10.

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

For further information concerning the calculation of the payment at maturity, see "What are the steps to calculate payment at maturity" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-33.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of each Basket Index on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the Basket Indices, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------


Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. The Notes are linked to the performance of a basket (the "Basket"), which is comprised of two equity Indices (each a "Basket Index") weighted as follows:

     BASKET INDEX                                                       WEIGHT
     ---------------------------------------------------------------------------

     Dow Jones-AIG Commodity Index(SM) (the "DJAIG Index") .............   50%
     Dow Jones-AIG ExEnergy Sub-Index(SM) (the "DJAIGXE Index") ........   50%

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATIONS

Your minimum investment is 1,000 Notes at a principal amount at $10.00 per Note (for a total minimum purchase of $10,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 1,000 Notes.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return:

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 100% of the Basket Return. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 X (100% X Basket Return)).

>    If the Basket Return is between 0% and -20%, you will receive $10.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

> If the Basket Return is less than -20%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -20%. For example, a Basket Return of -25.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 X (Basket Return + 20%)).

IF THE BASKET HAS DECLINED BY MORE THAN 20% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

The "Basket Return," which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

                           Basket Ending Level - Basket Starting Level
           Basket Return = -------------------------------------------
                                      Basket Starting Level

where the "Basket Starting Level" equals 100 and the "Basket Ending Level" will be calculated as follows:

  100 X (1 + (50% of the DJAIG Index Return + 50% of the DJAIGXE Index Return))

The "DJAIG Index Return" is calculated based on the level of the DJAIG Index on the trade date relative to the final valuation date and is calculated as follows:

                        DJAIG Index Ending Level - DJAIG Index Starting Level DJAIG Index Return = -----------------------------------------------------
                                      DJAIG Index Starting Level

where the DJAIG Index Starting Level is 174.920 and the DJAIG Index Ending Level will be the closing level of the DJAIG Index on the final valuation date.

The "DJAIGXE Index Return" is calculated based on the level of the DJAIGXE Index on the trade date relative to the final valuation date and is calculated as follows:

                       DJAIGXE Index Ending Level - DJAIGXE Index Starting Level DJAIGXE Index Return = ---------------------------------------------------------
                                     DJAIGXE Index Starting Level

where the DJAIGXE Index Starting Level is 88.319 and the DJAIGXE Index Ending Level will be the closing level of the DJAIGXE Index on the final valuation date.

THE RETURN ON ANY BASKET INDEX MAY BE NEGATIVE, AND AS A RESULT YOU MAY LOSE SOME OF YOUR INVESTMENT.

MATURITY DATE

The maturity date will be March 31, 2010, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be March 24, 2010, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Basket Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Basket Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for one or more of the Basket Indices. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Basket Ending Level be postponed by more than ten business days.

If the determination of the Basket Ending Level is postponed to the last possible day, but a market disruption event for one or more of the Basket Indices occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

> the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in a Basket Index;

> the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day's settlement price;

>    a Basket Index is not published;

> the settlement price is not published for any individual exchange-traded futures contract included in a Basket; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging" on page S-39.

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Commodity.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to a basket or any Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE BASKET INDICES; ALTERATION OF METHOD OF CALCULATION

If Dow Jones and/or AIGI discontinues publication of a Basket Index and they or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the particular Basket Index and approves such substitute index as a successor index, then the calculation agent will determine the Basket Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of one or more of the Basket Indices are discontinued and that there is no successor index on any date when the level of the particular Basket Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more Indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the particular Basket Index.

If the calculation agent determines that the securities included in the Basket Indices or the method of calculating a Basket Index have changed at any time in any respect that causes the Basket Index not to fairly represent the level of the Basket Index had such changes not been made or that otherwise affects the calculation of the Basket Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the particular Basket Index that it believes are appropriate to ensure that the Basket Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

respect to the Basket Ending Level, the amount payable at maturity or otherwise relating to the level of the Basket Indices may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Basket Starting Level, the Basket Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------


Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to one or more of the Basket Indices and/or listed and/or over-the-counter options, futures or exchange-traded funds on Basket Constituent Stocks or one or more of the Basket Indices prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

>    acquire or dispose of securities of the issuers of Basket Constituent
     Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of any Basket Index or the value of the Basket Constituent Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market Indices or stocks, or

>    any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Basket Constituent Stocks, listed or over-the-counter options or futures on Basket Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on Indices designed to track the performance of any Basket Index or other components of Asian equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-8 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------


Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF SEPTEMBER 30, 2005 (UNAUDITED)                               CHF       USD
--------------------------------------------------------------------------------
                                                                (IN MILLIONS)

Debt
Debt issued(1) .............................................   268,298   207,286
                                                               -------   -------
Total Debt .................................................   268,298   207,286
Minority Interest(2) .......................................     7,556     5,838
Shareholders' Equity .......................................    39,019    30,146
                                                               -------   -------
Total capitalization .......................................   314,873   243,269
                                                               =======   =======

----------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.

(2)  INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.77259.

--------------------------------------------------------------------------------


Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus). NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash-settled forward contract with respect to the Basket Indices and the terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount realized at such time and your tax basis in the Notes. In general, your tax basis in your Notes would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENT. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat your Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If your Notes are treated as contingent debt instruments and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST

Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

UNDER PRESENT SWISS LAW, A HOLDER OF THE NOTES WHO IS A NON-RESIDENT OF SWITZERLAND AND WHO DURING THE TAXABLE YEAR HAS NOT ENGAGED IN TRADE OR BUSINESS THROUGH A PERMANENT ESTABLISHMENT WITHIN SWITZERLAND WILL NOT BE SUBJECT TO ANY SWISS FEDERAL, CANTONAL OR MUNICIPAL INCOME OR OTHER TAX ON GAINS REALIZED DURING THE YEAR ON THE SALE OR REDEMPTION OF A NOTE.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are an individual resident in Switzerland for tax purposes and hold Notes as your private property, you should consult with your own tax advisor. It is possible that, for Swiss income tax purposes, your investment in Notes may be treated as an investment in bonds with a variable one-time return. Thus, if you hold your Notes until maturity, you may be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your Notes to a third party prior to maturity, you may be taxed upon the difference between the sale proceeds and your initially invested amount.

--------------------------------------------------------------------------------


ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------


Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 3.5% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS
------------------------------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ............................................   S-1
Risk Factors .............................................................   S-8
The Dow Jones-AIG Commodity Index and Dow Jones-AIG ExEnergy Sub-Index ...  S-16
Valuation of the Notes ...................................................  S-32
Specific Terms of the Notes ..............................................  S-33
Use of Proceeds and Hedging ..............................................  S-39
Capitalization of UBS ....................................................  S-40
Supplemental Tax Considerations ..........................................  S-41
ERISA Considerations .....................................................  S-43
Supplemental Plan of Distribution ........................................  S-44

PROSPECTUS

Introduction .............................................................     3
Cautionary Note Regarding Forward-Looking Information ....................     5
Incorporation of Information About UBS AG ................................     7
Where You Can Find More Information ......................................     7
Presentation of Financial Information ....................................     8
Limitations on Enforcement of U.S. Laws Against UBS AG,
  Its Management and Others ..............................................     9
Capitalization of UBS ....................................................     9
UBS ......................................................................    10
Use of Proceeds ..........................................................    12
Description of Debt Securities We May Offer ..............................    13
Description of Warrants We May Offer .....................................    35
Legal Ownership and Book-Entry Issuance ..................................    52
Considerations Relating to Indexed Securities ............................    57
Considerations Relating to Securities Denominated or Payable in
  or Linked to a Non-U.S. Dollar Currency ................................    60
U.S. Tax Considerations ..................................................    63
Tax Considerations Under the Laws of Switzerland .........................    74
ERISA Considerations .....................................................    76
Plan of Distribution .....................................................    77
Validity of the Securities ...............................................    80
Experts ..................................................................    80




[UBS LOGO]



Partial
Principal
Protected
Notes


UBS AG $21,000,000 NOTES
LINKED TO A COMMODITY INDEX BASKET
DUE MARCH 31, 2010






PROSPECTUS SUPPLEMENT


DECEMBER 21, 2005
(TO PROSPECTUS DATED FEBRUARY 27, 2003)
















UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.